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EXHIBIT 10.18

                           PURITAN-BENNETT CORPORATION
                          NELLCOR MERGER INCENTIVE PLAN

1.  PURPOSE OF THE PLAN

         The Puritan-Bennett Corporation Nellcor Merger Incentive Plan (the "Plan") has been adopted in connection with the merger (the "Merger") of Puma Merger Corporation ("Sub"), a Delaware corporation and wholly owned subsidiary of Nellcor Incorporated ("Nellcor"), with and into Puritan-Bennett Corporation, a Delaware corporation ("P-B"), pursuant to which P-B became a wholly-owned subsidiary of Nellcor as provided in the Agreement and Plan of Merger among Nellcor, P-B and Sub dated as of May 21, 1995, as amended (the "Agreement and Plan of Merger"). The purpose of the Plan is to provide for payment of incentive compensation payments to certain P-B employees who remain employed by either Nellcor or P-B after the Merger.

2.  ADMINISTRATION OF THE PLAN

    A.   Board of Directors

         The Plan shall be administered by the Board of Directors of P-B under the supervision of Nellcor with all actions, interpretations under the Plan to be made by the Board of Directors only with the approval of Nellcor.

    B.   Authority of the Board of Directors

         Subject to the approval rights of Nellcor, the Board of Directors shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in administering the Plan. All decisions, determinations and interpretations of the Board of Directors that are approved by Nellcor shall be conclusive and binding on all participants.

3.  ELIGIBILITY AND TERMS AND CONDITIONS

    A.   Eligibility

All persons who were participating in P-B's Management Incentive Compensation Plan A and Plan B for Fiscal Year 1996 as of April 30, 1995 and who remain actively employed by P-B as of August 25, 1995 are eligible to participate in the Plan. A listing of such participants is attached as Annex 1 hereto.

    B.   Vesting of Incentive Payment Awards

Participants shall be entitled to receive a lump sum payment (the "Incentive Payment") in the amount determined as hereinafter provided upon the occurrence of either of the following: (i) if such participant is terminated by P-B or Nellcor other than for Cause (Cause shall mean


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(A) substantial and material violation by such individual of the policies of
Nellcor or P-B, which violations are not corrected within 30 days after written notice to the individual, or (B) material misconduct by such individual), on or prior to February 1, 1996 (the "Vesting Date"), or (ii) if such participant remains employed by P-B or Nellcor on the Vesting Date.

    C.   Determination of Incentive Payment Amounts

Unless otherwise agreed to in writing by Nellcor, the Incentive Payment amount for each participant shall be based upon the performance targets previously used for such participant under P-B's Management Incentive Compensation Plan A and Plan B for Fiscal Year 1996, as the case may be, as in effect as of April 30, 1995 except that (i) there shall be no $2.00 per share earnings minimum, and
(ii) Incentive Payments will be based upon P-B's results of operation for P-B's 1996 fiscal year through August 25, 1995 as herein provided.

Incentive Payments will be prorated based upon a partial year as follows: (a) any award shall be prorated against the amount of full year awards by a factor of 56.44% which has been calculated based upon the number of days that have elapsed in P-B's fiscal year prior to the Merger (i.e., 206/365) and (b) the calculation of ROA under the plan will be based upon P-B's results of operations for the first six months of operation in fiscal 1996 through July 31, 1995, as confirmed by Burton A. Dole, Jr. in consultation with Nellcor's CEO.

Accounting changes required under Section 7.13 of the Agreement and Plan of Merger will not be included in any calculation of ROA under the plan. ROA will be calculated in accordance with past practices under P-B's Management Incentive Compensation Plan A and Plan B.

For individuals whose awards depend upon objectives related to quality or regulatory compliance related business improvement objectives or any other subjective appraisal under P-B's Management Incentive Compensation Plan A and Plan B for Fiscal Year 1996, the amount of Incentive Payments will be determined by Burton A. Dole, Jr. (with input from other officers of P-B in accordance with past practice under P-B's Management Incentive Compensation) in consultation with Nellcor's CEO, applying the same principles for prorating the award amount based upon a partial year as outlined herein. All such awards remain subject to vesting requirements as provided elsewhere herein.

Subject to the specific terms of the Plan, awards under the Plan will otherwise be determined on a basis consistent with past practice under P-B's Management Incentive Compensation Plan A and Plan B.

    D.   Nontransferability

         No Incentive Payment shall be transferable otherwise than by will or the laws of descent and distribution.

    E.   Payment

         All Incentive Payments shall be paid within 30 days of the Vesting
Date.

    F.   Tax Withholding


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         All Incentive Payments under the Plan shall be subject to reduction for any applicable withholding.

4.  NO EMPLOYMENT RIGHTS

         Nothing in the Plan or any action taken pursuant to the Plan shall confer on any individual any right to be or to continue in the employ of Nellcor, P-B or any of their respective Affiliates or shall interfere in any way with the right of Nellcor, P-B or any of their respective Affiliates to terminate the employment of any individual at any time.

5.  AMENDMENT

         Upon the approval of Nellcor, the Board of Directors of P-B shall have complete power and authority to amend the Plan; provided, however, that no amendment of the Plan may, without the consent of any participant under the Plan, adversely affect the rights of such participant.


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